Exhibit 99.1

CBIZ APPOINTS JERRY GRISKO TO BOARD OF DIRECTORS

Cleveland, Ohio (November 11, 2015)—CBIZ, Inc. (NYSE: CBZ) (“Company”) today announced the appointment of Jerome P. Grisko Jr., 54, to the Company’s Board of Directors, effective November 11, 2015. This appointment brings the total number of CBIZ directors to ten, seven of whom are independent directors.

Mr. Grisko has served as President and Chief Operating Officer of CBIZ since February 2000. Mr. Grisko joined CBIZ as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December 1998. In October 2014, CBIZ announced that in accordance with its succession plan, Mr. Grisko will assume the position of CEO in March 2016 following the retirement of Steven L. Gerard, CBIZ’s current Chairman and CEO. Mr. Gerard will remain Chairman of the Board.

Mr. Gerard stated, “CBIZ has, and will continue to greatly benefit from Jerry’s business acumen, perspective and experience, and we are pleased to welcome him to the CBIZ Board of Directors.”

Prior to joining CBIZ, Mr. Grisko was associated with the law firm of Baker & Hostetler LLP, where he practiced from September 1987 until September 1998, and served as a partner from January 1995 to September 1998. While at Baker & Hostetler, Mr. Grisko concentrated his practice in the area of mergers, acquisitions and divestitures. Mr. Grisko earned a Bachelor of Business Administration in Finance from Kent State University and a Juris Doctor from Case Western Reserve University of Law. Mr. Grisko currently serves on the boards of several Northeast Ohio non-profit organizations.

Named one of America’s 2015 Best Employers and ranked as the #1 employer in the consulting and accounting industry by Forbes magazine, CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.